UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ORBITAL SCIENCES CORPORATION
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The Company issued the following press release on July 17, 2014:

ORBITAL ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

— Company Reports Strong Quarterly Earnings and Year-to-Date Cash Flow —

— Planned Merger with ATK Aerospace and Defense Business Expected to Close in the Fourth Quarter of 2014 —

(Dulles, VA 17 July 2014) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the second quarter of 2014.  Second quarter 2014 revenues were $318.1 million, compared to $333.1 million in the second quarter of 2013.  Second quarter 2014 operating income was $15.3 million.  Adjusted operating income* in the second quarter of 2014 was $21.9 million, or 6.9% of revenues, compared to $26.3 million, or 7.9% of revenues, in the second quarter of 2013.

Net income in the second quarter of 2014 was $16.5 million.  Adjusted net income* in the second quarter of 2014 was $20.7 million, or $0.34 adjusted diluted earnings per share*, compared to net income of $16.3 million, or $0.27 diluted earnings per share, in the second quarter of 2013.  Orbital’s free cash flow* in the second quarter and first half of 2014 was $16.7 million and $103.7 million, respectively, compared to positive $6.9 million and negative $27.3 million in the second quarter and first half of 2013.

“While revenues were down due to the delayed start of several satellite contracts, the quarter’s adjusted earnings per share and year-to-date free cash flow were well ahead of last year’s results,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer.  “In addition to carrying out a series of important space missions and booking $550 million of new business, the company’s big news in the second quarter was the announcement of a proposed  merger-of-equals combination of Orbital and ATK’s Aerospace and Defense Groups.  Transition planning and related activities for the merger are on track for an anticipated closing in the fourth quarter,” he added.

* “Adjusted operating income,” “adjusted net income” and “adjusted diluted earnings per share” exclude professional fees and other costs incurred in 2014 pertaining to the planned merger of Orbital and the Aerospace and Defense Groups of Alliant Techsystems Inc. (“ATK”) pursuant to an April 28, 2014 definitive transaction agreement.  These financial measures, together with “free cash flow,” are non-GAAP financial measures.  For additional details concerning these measures, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measures.”

—more—

Orbital Sciences Corporation ♦ 45101 Warp Drive, Dulles, VA 20166 ♦ 703-406-5000

Financial Highlights

	Second Quarter			First Six Months
($ in millions, except per share data)	2014		2013	2014		2013
Revenues	$318.1		$333.1	$641.4		$667.9
Operating Income	15.3		26.3	38.2		57.4
Adjusted Operating Income	21.9	(1)	n/a	44.8	(1)	n/a
Net Income	16.5		16.3	30.3		35.9
Adjusted Net Income	20.7	(1)	n/a	34.5	(1)	n/a
Diluted Earnings Per Share	$0.27		$0.27	$0.50		$0.59
Adjusted Diluted Earnings Per Share	$0.34	(1)	n/a	$0.57	(1)	n/a

(1)         Adjusted to exclude $6.6 million ($4.2 million after tax) of merger transaction costs.

Revenues decreased $15.0 million, or 5%, in the second quarter of 2014 compared to the second quarter of 2013.  Revenues declined $8.2 million in the launch vehicles segment, $6.6 million in the satellites and space systems segment and $6.4 million in the advanced space programs segment.  Intersegment revenue eliminations decreased $6.2 million.

Adjusted operating income decreased $4.4 million, or 17%, in the second quarter of 2014 compared to operating income in the second quarter of 2013.  Operating income in the satellites and space systems segment decreased $7.9 million, while operating income in the advanced space programs and launch vehicles segments increased $2.9 million and $0.6 million, respectively.

Results for the second quarter of 2014 included an approximately $12 million insurance recovery accrual recognized in “other income (expense)” pertaining to a satellite anomaly reported in the first quarter of 2014.

The company’s effective income tax rate was 36.6% in the second quarter of 2014 compared to 36.4% in the second quarter of 2013.

Adjusted net income in the second quarter of 2014 was $20.7 million, or $0.34 adjusted diluted earnings per share, compared to net income of $16.3 million, or $0.27 diluted earnings per share, in the second quarter of 2013.

Segment Results

Launch Vehicles

	Second Quarter			First Six Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Revenues	$125.8	$134.0	(6)%	$263.0	$268.3	(2)%
Operating Income	11.1	10.5	6%	22.8	22.5	1%
Operating Margin	8.8%	7.8%		8.7%	8.4%

Launch vehicles segment revenues decreased $8.2 million in the second quarter of 2014 compared to the second quarter of 2013 mainly due to decreased activity on space launch vehicles and target vehicles, partially offset by increased activity on missile defense interceptors.

Segment operating income increased $0.6 million in the second quarter of 2014 compared to the second quarter of 2013, despite the reduction in revenues, largely due to profit improvement on missile defense interceptors.  Segment operating margin increased primarily due to the same factor.

Satellites and Space Systems

	Second Quarter			First Six Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Revenues	$87.2	$93.8	(7)%	$170.0	$194.6	(13)%
Operating Income	2.7	10.6	(75)%	6.0	21.5	(72)%
Operating Margin	3.1%	11.3%		3.5%	11.0%

Satellites and space systems segment revenues decreased $6.6 million in the second quarter of 2014 compared to the second quarter of 2013 primarily due to lower science and remote sensing satellite revenues partially offset by higher communications satellite revenues.  Science and remote sensing satellite revenues declined mainly due to the completion and launch of a satellite in 2013.  Communications satellite revenues increased largely due to increased activity on several recently awarded contracts.

Segment operating income decreased $7.9 million in the second quarter of 2014 compared to the second quarter of 2013 principally due to the completion of a science and remote sensing satellite in 2013 and a reduction in communications satellite operating profit.  Operating results in 2013 included profit improvements in connection with the successful completion of certain communications and science and remote sensing satellite contracts.  Segment operating margin decreased primarily due to the profit improvements recognized in 2013 and lower profit rates on contract activity in 2014.

Advanced Space Programs

	Second Quarter			First Six Months
($ in millions)	2014	2013	% Change	2014	2013	% Change
Revenues	$110.2	$116.6	(5)%	$217.5	$229.9	(5)%
Operating Income	8.1	5.2	56%	16.0	13.4	19%
Operating Margin	7.4%	4.5%		7.4%	5.8%

Advanced space programs segment revenues decreased $6.4 million in the second quarter of 2014 compared to the second quarter of 2013 primarily due to decreased activity levels on national security satellite contracts and the CRS space station cargo contract, partially offset by activity on a new advanced flight system contract awarded in 2013.

Segment operating income increased $2.9 million in the second quarter of 2014 compared to the second quarter of 2013, despite the reduction in revenues, principally due to a profit improvement in connection with the substantial completion of important milestones on a national security satellite contract.  Segment operating margin increased primarily due to the same factor.

Cash Flow

	Second Quarter	First Six Months
($ in millions)	2014	2014
Net cash provided by operating activities	$24.4	$109.9
Capital expenditures	(7.7)	(16.2)
Proceeds from disposition of property	—	10.0
Free cash flow	16.7	103.7
Other, net	(1.5)	(3.5)
Net increase in cash	15.2	100.2
Beginning cash balance	350.8	265.8
Ending cash balance	$366.0	$366.0

New Business Highlights

In the second quarter of 2014, Orbital recorded approximately $435 million in new firm and option contract bookings.  In addition, the company received approximately $115 million of option exercises under existing contracts.  As of June 30, 2014, the company’s firm contract backlog was approximately $2.3 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.8 billion.

Operational Highlights

In the second quarter of 2014, Orbital carried out one major space mission, launched three small research rockets and delivered ten other space and rocket systems for future missions.  In June, the Orbital Boost Vehicle (OBV), the company’s long-range missile defense interceptor, was successfully launched in support of a test of the U.S. Missile Defense Agency’s Ground-based Midcourse Defense system.  More recently, Orbital conducted two other important space missions in July.  In early July, the Orbital-built Orbiting Carbon Observatory-2 (OCO-2) environmental monitoring satellite was successfully deployed for NASA and is now progressing well with its in-orbit checkout procedures.  Earlier this week, Orbital launched its Antares rocket carrying the Cygnus spacecraft, which arrived yesterday at the International Space Station (ISS) with over 3,600 pounds of supplies and scientific experiments.  This successful launch was the fourth in the first 15 months of operations of the Antares program.  In addition, the Cygnus cargo logistics spacecraft is completing its third cargo delivery mission to the ISS in the last ten months.

For the remainder of 2014, Orbital plans to conduct numerous major operational events and to deliver additional systems to customers for future space missions or operational deployments, averaging about one mission or product delivery per week.  Major mission operations for the remainder of 2014 will be highlighted by another Antares rocket launch and Cygnus spacecraft deployment to the ISS, which will be the third operational cargo supply mission for NASA under the eight-mission CRS contract.  The company is also scheduled to deploy several national security spacecraft this summer and to deliver and launch approximately 15 short- and medium-range targets and research rockets before the end of the year.

2014 Financial Guidance

The company updated its financial guidance for full year 2014, as follows:

	Current	Previous
Revenues ($ in millions)	$1,400 - $1,425	$1,450 - $1,500
Adjusted Operating Income Margin (1)	7.25% - 7.75%	7.25% - 7.75%
Adjusted Diluted Earnings per Share (1)	$1.10 - $1.20	$1.10 - $1.20
Free Cash Flow ($ in millions) (1)	$130 - $150	$130 - $150

(1)         Adjusted to exclude merger transaction costs.

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, plus proceeds from disposition of property.  A reconciliation of free cash flow to net cash provided by (used in) operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted operating income is defined as GAAP income from operations adjusted to exclude professional fees and other costs incurred in connection with the planned merger of Orbital and the Aerospace and Defense Groups of ATK.  Adjusted net income is defined as GAAP net income adjusted to exclude these merger transaction costs.  Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares.  These measures are provided so investors can more easily compare current and prior period results without the impact of significant nonrecurring expenses.  The reconciliation of GAAP income from operations to adjusted operating income and GAAP net income to adjusted net income is as follows:

	Second Quarter	First Six Months
($ in millions, except per share data)	2014	2014
GAAP income from operations	$15.3	$38.2
Adjustments, before tax Merger transaction costs (1)	6.6	6.6
Adjusted operating income	$21.9	$44.8

GAAP net income	$16.5	$30.3
Adjustments, net of tax Merger transaction costs (1)	4.2	4.2
Adjusted net income	$20.7	$34.5

Adjusted diluted earnings per share	$0.34	$0.57

(1)                                Professional fees and other costs pertaining to the planned merger of Orbital and ATK’s Aerospace and Defense Groups.

Orbital does not intend for the above non-GAAP financial measures to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define these measures differently.

Social Media Disclosure

Orbital communicates material financial information to its investors using press releases, SEC filings, its investor relations website, public conference calls and webcasts.  From time to time, Orbital communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook.  It is possible that the information disclosed through such social media channels could be deemed to be material.  Therefore, we encourage investors, the media, and others interested in Orbital to review the information we disclose through Twitter at https://twitter.com/OrbitalSciences and on Facebook at https://facebook.com/OrbitalSciencesCorp.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; missile defense systems that are used as interceptor and target vehicles; and advanced flight systems for atmospheric and space missions.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events, and those related to the proposed merger of Orbital with ATK’s Aerospace and Defense Groups and the expected timetable for completing the merger.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “will,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as Orbital’s and ATK’s ability to consummate the merger; the conditions to the completion of the merger, including the receipt of approval of both Orbital’s stockholders and ATK’s stockholders; the regulatory approvals required for the merger not being obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; reductions or changes in NASA or U.S. Government military spending, timing of payments and budgetary policies, including impacts of sequestration under the Budget Control Act of 2011, and sourcing strategies; intense competition; increases in costs, which the business may not be able to react to due to the nature of U.S. Government contracts; changes in cost and revenue estimates and/or timing of programs; the potential termination of U.S. Government contracts and the potential inability to recover termination costs; actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates; greater risk associated with international business, including foreign currency exchange rates and fluctuations in those rates; other risks associated with U.S. Government contracts that might expose Orbital to adverse consequences; government investigations; security threats, including cybersecurity and other industrial and physical security threats, and other disruptions; changes in domestic and global economic conditions and unstable geopolitical conditions, including in Russia and Ukraine; supply, availability, and costs of raw materials and components, including commodity price fluctuations; government laws and other rules and regulations applicable to Orbital, such as procurement and import-export control; development of key technologies and retention of a qualified workforce; fires or explosions at any of Orbital’s facilities; environmental laws that govern past practices and rules and regulations, noncompliance with which may expose Orbital to adverse consequences; impacts of financial market disruptions or volatility to customers and vendors; unanticipated changes in the tax provision or exposure to additional tax liabilities; and the costs and ultimate outcome of litigation matters and other legal proceedings.  Additional information concerning these and other factors can be found in Orbital’s filings with the Securities and Exchange Commission, including Orbital’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K. Orbital assumes no obligation to update or revise publicly the information in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the proposed merger, Orbital and ATK intend to file relevant materials with the Securities and Exchange Commission (SEC), including an ATK registration statement on Form S-4 that will include a joint proxy statement of Orbital and ATK and that also constitutes a prospectus of ATK.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ORBITAL, ATK AND THE PROPOSED TRANSACTION.  The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge at the SEC’s website at www.sec.gov.  These documents (when they are available) can also be obtained free of charge from Orbital upon written request to Orbital at investor.relations@orbital.com or by calling Barron Beneski at 703-406-5528 or from ATK upon written request to ATK at investor.relations@atk.com or by calling Michael Pici at 703-412-3216.

Participants in the Solicitation

This press release is not a solicitation of a proxy from any investor or security holder.  However, Orbital and ATK and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC.  Information regarding Orbital’s directors and executive officers may be found in its Annual Report for the year ended December 31, 2013 on Form 10-K filed with the SEC on February 25, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on March 11, 2014.  Information regarding ATK directors and executive officers may be found in its Annual Report for the year ended March 31, 2014 on Form 10-K filed with the SEC on May 23, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on June 13, 2014.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus when it becomes available.

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

Contact:

Barron Beneski (703) 406-5528

Public and Investor Relations

beneski.barron@orbital.com

— attachments below —

ORBITAL SCIENCES CORPORATION

Consolidated Income Statements

(in thousands, except per share data)

	Second Quarter		First Six Months
	2014	2013	2014	2013

Revenues	$318,124	$333,081	$641,409	$667,894
Cost of revenues	261,979	259,021	530,842	505,407
Research and development expenses	7,399	23,191	14,264	55,324
Selling, general and administrative expenses	33,486	24,563	58,061	49,750
Income from operations	15,260	26,306	38,242	57,413
Interest expense	(1,109)	476	(2,210)	1,042
Other income (expense)	11,913	(1,184)	11,793	(2,294)
Income before income taxes	26,064	25,598	47,825	56,161
Income tax provision	(9,531)	(9,319)	(17,481)	(20,280)
Net income	$16,533	$16,279	$30,344	$35,881

Basic income per share	$0.27	$0.27	$0.50	$0.60
Diluted income per share	0.27	0.27	0.50	0.59

Shares used in computing basic income per share	60,573	60,058	60,558	59,918
Shares used in computing diluted income per share	61,031	60,377	60,981	60,228

ORBITAL SCIENCES CORPORATION

Segment Information

(in millions)

	Second Quarter		First Six Months
	2014	2013	2014	2013
Revenues:
Launch Vehicles	$125.8	$134.0	$263.0	$268.3
Satellites and Space Systems	87.2	93.8	170.0	194.6
Advanced Space Programs	110.2	116.6	217.5	229.9
Eliminations	(5.1)	(11.3)	(9.1)	(24.9)
Total revenues	$318.1	$333.1	$641.4	$667.9

Income from operations:
Launch Vehicles	$11.1	$10.5	$22.8	$22.5
Satellites and Space Systems	2.7	10.6	6.0	21.5
Advanced Space Programs	8.1	5.2	16.0	13.4
Corporate and Other (1)	(6.6)	—	(6.6)	—
Total income from operations	$15.3	$26.3	$38.2	$57.4

(1) Corporate and other is comprised solely of merger transaction costs.

ORBITAL SCIENCES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash	$366,017	$265,837
Receivables	509,369	583,518
Inventories	61,331	61,675
Deferred income taxes, net	35,039	30,154
Other current assets	15,262	9,889
Total current assets	987,018	951,073
Property, plant and equipment, net	233,861	246,060
Goodwill	71,260	71,260
Other non-current assets	15,040	16,368
Total assets	$1,307,179	$1,284,761

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$245,096	$281,631
Deferred revenues and customer advances	40,018	21,250
Current portion of long-term debt	7,500	8,236
Total current liabilities	292,614	311,117
Long-term debt	131,250	135,000
Deferred income taxes, net	23,139	26,611
Other non-current liabilities	29,421	16,732
Total stockholders’ equity	830,755	795,301
Total liabilities and stockholders’ equity	$1,307,179	$1,284,761

ORBITAL SCIENCES CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Second Quarter	First Six Months
	2014	2014

Net income	$16,533	$30,344
Depreciation and amortization	10,635	21,106
Deferred income taxes	4,182	4,978
Changes in assets and liabilities	(8,817)	50,642
Other	1,926	2,860
Net cash provided by operating activities	24,459	109,930
Capital expenditures	(7,720)	(16,163)
Proceeds from disposition of property	—	10,000
Net cash used in investing activities	(7,720)	(6,163)
Principal payments on long-term debt	(1,875)	(4,486)
Net proceeds from issuance of common stock and other	353	899
Net cash used in financing activities	(1,522)	(3,587)
Net increase in cash	15,217	100,180
Cash, beginning of period	350,800	265,837
Cash, end of period	$366,017	$366,017

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